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PROSPECTUS SUPPLEMENT                                         RULE NO. 424(b)(1)
(To Prospectus dated May 9, 2000)                     REGISTRATION NO. 333-95921

                                 Earthweb Inc.

 7% Convertible Subordinated Notes due 2005 and Shares of Common Stock Issuable
                          Upon Conversion of the Notes

                                ---------------

   Our common shares trade on the NASDAQ National Market under the symbol
"EWBX."

   Investing in the notes or the common stock into which the notes are convertible involves risks that are described in the "Risk Factors" section beginning on page 2 of the accompanying prospectus dated May 9, 2000.

   Through May 17, 2001, the following selling securityholders have provided the information listed below. This list supercedes that set forth in the attached prospectus.

                              Principal Amount
                                  of Notes
                             Beneficially Owned    Common Stock    Common Stock
                                and Offered       Owned Prior to     Offered
           Name                    Hereby       the Offering(1)(2) Hereby(1)(2)
           ----              ------------------ ------------------ ------------
Alta Partners Holdings,
 LDC.......................     $ 2,000,000           51,150          51,150
Argent Classic Convertible
 Arbitrage Fund (Bermuda)
 L.P. .....................       5,000,000          127,877         127,877
Black Diamond Offshore,
 Ltd. .....................         336,000            8,593           8,593
BNP Arbitrage SNC..........       3,000,000           76,726          76,726
CIBC World Markets Interna-
 tional Arbitrage Corp. ...       1,000,000           25,575          25,575
Credit Research & Trading
 LLC.......................       2,415,000           61,764          61,764
Credit Suisse First Boston
 Corporation...............       1,000,000           25,575          25,575
Deutsche Bank Securities
 Inc. .....................       7,220,000          184,654         184,654
Donaldson, Lufkin & Jen-
 rette Securities Corp. ...       4,950,000          126,598         126,598
Double Black Diamond Off-
 shore, LDC................       1,079,000           27,595          27,595
Fidelity Financial Trust:
 Fidelity Convertible Secu-
 rities Fund(3)............       7,500,000          191,815         191,815
First Albany Corporation...       2,000,000           51,150          51,150
Helix Convertible Opportu-
 nities LP.................       1,809,000           46,265          46,265
Helix Convertible Opportu-
 nities Fund LTD...........       1,080,000           27,621          27,621
Highbridge International
 L.L.C. ...................       2,500,000           63,938          63,938
Jackson Investment Fund
 Ltd. .....................          15,000              383             383
JMG Capital Partners, LP...         750,000           19,181          19,181
Lehman Brothers, Inc. .....         180,000            4,603           4,603
Leonardo, L.P. ............       1,350,000           34,526          34,526
Lloyds TSB Bank PLC........       3,000,000           76,726          76,726
Lydian Overseas Partners
 Master Fund...............       1,750,000           44,757          44,757
Merrill Lynch, Pierce,
 Fenner & Smith, Inc. .....       1,400,000           35,805          35,805
Morgan Stanley & Co. ......      10,000,000          255,754         255,754
Museum of Fine Arts, Bos-
 ton.......................          18,000              460             460
Nelson Partners Ltd. ......          90,000            2,301           2,301
Olympus Securities, Ltd. ..         195,000            4,987           4,987
Parker-Hannifin Corpora-
 tion......................          21,000              537             537
Paloma Securities L.L.C....       1,000,000           25,575          25,575
Peoples Benefit Life Insur-
 ance Company..............       1,500,000           38,363          38,363
ProMutual..................          65,000            1,662           1,662
Putnam Asset Allocation
 Funds Balanced Portfolio..         200,000            5,115           5,115
Putnam Balanced Retirement
 Fund......................          37,000              946             946
Putnam Convertible Income--
 Growth Trust..............         941,000           24,066          24,066
Putnam Convertible Opportu-
 nities and Income Trust...          47,000            1,202           1,202
Q Opportunity Fund, LTD. ..       8,000,000          204,603         204,603
Tamar Securities, Inc. ....       1,000,000           25,575          25,575
The Common Fund FAO Abso-
 lute Return Fund..........         270,000            6,905           6,905
Tribeca Investments, L.L.C.
 ..........................       3,500,000           89,514          89,514
Triton Capital Investments,
 Ltd. .....................         750,000           19,181          19,181
University of Rochester....          17,000              434             434
William Blair & Company
 L.L.C. ...................          20,000              511             511
Worldwide Transactions
 Ltd.......................          85,000            2,173           2,173

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(1) Assumes a conversion price of $39.10 per share and a cash payment in lieu of any fractional interest.
(2) Assumes that any holders of notes or any future transferee from any such holder does not beneficially own any common stock other than common stock into which the notes are convertible at the conversion price of $39.10 per share.
(3) The entity is either an investment company or a portfolio of an investment company registered under the Investment Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company. Fidelity Management & Research Company is a Massachusetts corporation, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, as amended, and is a wholly owned subsidiary of FMR Corp., also a Massachusetts corporation.

                    Prospectus Supplement dated May 17, 2001

   This Prospectus Supplement supercedes all prior Prospectus Supplements.